EXHIBIT 99.1


            IVAX SUBSIDIARY MAKES TENDER OFFER FOR OUTSTANDING SHARES
                                 OF GALENA, A.S.


         MIAMI - May 19, 1999 - IVAX Corporation (AMEX:IVX) today announced that its Netherlands' subsidiary, IVAX International B.V., has made a tender offer for the 22.17% of Galena, a.s -- its subsidiary in the Czech Republic -- that it does not presently own. The tender offer, which is binding for the period May 19
- July 19, 1999, is priced at CZK 576 (approximately $16.35) per common share. As of May 19, 1999, IVAX owned 77.83% of the 2.7 million outstanding shares of Galena.

          "We are making this tender offer because we believe that Galena represents the perfect vehicle for IVAX to obtain its proper share of the rapidly growing eastern European marketplace," commented Phillip Frost, M.D., chairman and chief executive officer of IVAX Corporation.

         In March, Galena received approval from the Czech Ministry of Health to market the proprietary anti-cancer drug, PAXENE(R) (paclitaxel), developed by IVAX's Baker Norton Pharmaceuticals subsidiary, to treat AIDS-related Kaposi's sarcoma. The product will be available for use in the Czech Republic shortly after government pricing has been established, expected in mid-year. Galena recently launched Easi-BreatheTM, a branded breath-activated inhalation device developed by Norton Healthcare Limited (an IVAX subsidiary), containing the asthma medication beclamethasone in 100 and 250 microgram doses.

         Galena, a.s., one of the leading pharmaceutical companies in eastern Europe, develops, manufactures, and markets a variety of pharmaceutical finished products and pharmaceutical raw materials. IVAX Corporation, headquartered in Miami, Florida, is a holding company with subsidiaries engaged in the research, development, manufacture and marketing of branded and generic pharmaceuticals in the U.S. and international markets.



                  CONTACT:

                  Sara L. Wilkins
                  Director, Investor Relations and Corporate Communications
                  IVAX Corporation                                     .
                  305-575-6043
                  sara_wilkins@ivax.com
                  www.ivax.com